Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Stacy Frole
http://ir.cedarfair.com		419.627.2227

CEDAR FAIR REPORTS FULL-YEAR AND FOURTH-QUARTER 2017 RESULTS
SANDUSKY, OHIO, February 14, 2018 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today reported financial results for the year ended December 31, 2017.
Highlights

•	The Company reported record full-year net revenues of $1.32 billion, up 3% from 2016; net income of $215 million, or $3.79 per diluted limited partner (LP) unit, up $38 million from a year ago.

•	Attendance at Cedar Fair's parks was a record 25.7 million guests, a 2% increase from 2016; average in-park guest per capita spending increased 1%, to a record $47.30.

•
Expanded special events in the fourth quarter resulted in a 19% increase in fourth-quarter net revenues and a 14% increase in fourth-quarter Adjusted EBITDA when compared with the same quarter last year.

•
Full-year Adjusted EBITDA of $479 million declined $2 million, or less than 1%, from the record Adjusted EBITDA achieved in the prior year, due to higher operating costs combined with lower than anticipated attendance growth.

•	Sales from advance purchase commitments, including season passes, through the end of January are up 10% from the same time last year, driven by a strong capital program for 2018.
“We are pleased to report a record fourth quarter performance as our parks had a strong finish to 2017,” said Richard Zimmerman, Cedar Fair’s president and chief executive officer. “Guests of all ages responded well to our new WinterFest celebrations and our expanded Haunt events were more popular than ever. Although we faced challenges from the extreme weather patterns earlier in the year, we remained focused on the guest experience and the long-term success of the business. This focus has enabled us to generate solid increases across all of our advance purchase channels for 2018, giving us confidence that the momentum we generated at the end of 2017 will continue.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Full-Year and Fourth-Quarter 2017 Results
February 14, 2018

Zimmerman added, “Once again, we achieved solid growth across our core revenue metrics in 2017, including attendance and in-park guest per capita spending. Our consistent year-over-year growth in these key categories results from our unique regional brands and immersive entertainment experiences which have established our parks as THE place to be for FUN in the regions we operate.”
2017 Full-Year Results
For the full year ended December 31, 2017, Cedar Fair generated record net revenues of $1.32 billion and net income of $215 million, or $3.79 per diluted LP unit, compared with net revenues of $1.29 billion and net income of $178 million, or $3.14 per diluted LP unit, in 2016.
Driving the $33 million, or 3%, increase in net revenues was a 2%, or 619,000-visit, increase in attendance to a record 25.7 million visits and a 1%, or $0.40, increase in average in-park guest per capita spending to a record $47.30. These increases were slightly offset by a $2 million decrease in out-of-park revenues to $144 million.
The Company attributes the increase in attendance to its strong capital program, including Mystic Timbers, a world-class wooden roller coaster at Kings Island, and the expansion of its two separately-gated water parks at Knott’s Berry Farm and Cedar Point. The Company also introduced and expanded its immersive special events, such as a month-long celebration at Canada’s Wonderland in honor of that country’s 150th anniversary, the expansion of the Company’s daytime Halloween events across all of its parks and the introduction of three new WinterFest celebrations in November and December. Excluding a non-core, stand-alone water park that was closed in September 2016, attendance on a same-park basis for 2017 increased 3%, or 856,000 visits.
Average in-park guest per capita spending improved as a result of increases in both pure in-park spending and non-season pass admissions per capita spending. The food and beverage category led the increase in pure in-park spending, driven by the continued growth of the all-season dining and beverage programs. The increased non-season pass admissions per capita spending is a result of the high value the Company's guests place on its product offerings, particularly in its new rides and attractions, and group entertainment facilities.
Revenues from the Company's resort accommodations, which is the primary source for out-of-park revenues, were comparable with last year. The decrease in out-of-park revenues was the result of prior-year revenues received from a Super Bowl 50 special event and the timing of other miscellaneous revenues.
Operating costs and expenses for 2017 totaled $863 million, up $35 million, or 4%, from the prior year. The increase was primarily attributable to an increase in labor costs due to higher market/minimum wage rates, higher operating costs and supplies related to new multi-week special events, an expanded multi-year marketing initiative to more

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Full-Year and Fourth-Quarter 2017 Results
February 14, 2018

aggressively market certain parks as regional destinations, and a non-recurring legal settlement. Although the cost of food, merchandise and games also increased as a result of higher volume, these costs as a percent of sales were comparable with a year ago.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, was $479 million, down less than 1 percent, or $2 million, when compared with the record Adjusted EBITDA achieved in 2016. The decline in Adjusted EBITDA resulted primarily from the increase in operating costs and expenses noted above combined with lower-than-anticipated attendance growth. While the Company reported record attendance in 2017, its growth was lower than anticipated due to more than a few instances of unfavorable weather on some of the Company's peak attendance days in July and August - including Labor Day weekend. See the attached table for a reconciliation of net income to Adjusted EBITDA.
Cash Flow and Liquidity Remain Strong
Brian Witherow, Cedar Fair’s executive vice president and chief financial officer, said, “Our liquidity, cash flow and capital structure remain strong, and we continue to have great financial flexibility heading into 2018. With our Consolidated Leverage Ratio at 3.5 times, we are well positioned to capitalize on opportunities to drive additional long-term value for our unitholders. In addition, 2017 was our 31st consecutive year of paying a distribution to unitholders, and we remain committed to steadily increasing our distribution rate by 4% on an annual basis, consistent with our long-term growth expectations.”
As of December 31, 2017, Cedar Fair had $735 million of variable-rate debt (before giving consideration to fixed-rate interest rate swaps) and $950 million of fixed-rate debt (excluding amounts related to debt issuance costs), no outstanding borrowings under its revolving credit facilities and cash on hand of $166 million. The Company’s cash flows from operations and credit facilities are expected to be sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Outlook
“Our new rides and attractions announced for our parks in 2018 have generated great excitement and anticipation as we continue to enhance the guest experience,” said Zimmerman. “Highlights of our robust capital plan include Steel Vengeance, a record-breaking hyper-hybrid coaster at Cedar Point, and Hang Time, the West Coast’s first dive coaster, at Knott’s Berry Farm, along with the expansion of Carowinds’ PEANUTS-themed children’s area with Camp Snoopy. Our multi-week special events, including the introduction of WinterFest at Kings Dominion and the continued benefits of unique, immersive events introduced in 2017, will also be key drivers of our success in 2018 and beyond.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Full-Year and Fourth-Quarter 2017 Results
February 14, 2018

In addition to the new rides and attractions, the Company’s flagship park, Cedar Point, will look to strengthen its appeal as a multi-day family destination, when the historic Hotel Breakers opens its new five-story, 158-room addition on the park’s mile-long beach. The Company also continues to invest in its unique culinary experiences with new or upgraded restaurants and catering areas at five of its parks. These facilities will provide a more diverse array of regional specialty foods, cater to increased group business, and accommodate more food-themed special events.
For families with young children, the Company is expanding its successful “Pre-K Pass” program in which children aged 3 to 5 may receive a free season pass. In 2018, Cedar Point, Carowinds, Kings Dominion and three other parks will offer the free Pre-K season pass to make it easier for younger families to visit the parks repeatedly throughout the year.
Zimmerman also noted that the Company continues to advance important long-term initiatives that will position it to grow well into the future. In 2017, Cedar Point launched a new multi-year marketing campaign to position this park as a true regional resort destination. "The brand research and positioning we performed this year clearly point to a new population of guests who will see Cedar Point as the highlight of a multi-day stay they can't get anywhere else. The entire family can enjoy the park, play on the mile-long beach, stay at the historic Hotel Breakers, and sample a diverse array of food and entertainment to create an experience like no other, creating memories that last long after the return trip home," said Zimmerman.
In addition, the Company recently finalized a deal to build a 129-room, SpringHill Suites hotel adjacent to Carowinds in Charlotte, NC. The hotel is scheduled to break ground later this year and should come on line in late 2019. “This opportunity to activate more of our undeveloped land not only broadens our park offerings and enhances the guest experience, but will also provide us additional hotel revenue when the park is closed,” added Zimmerman.
Zimmerman concluded by saying, “This is an exciting time for Cedar Fair and consumer demand for our offerings is strong. We are off to a great start with early-season advanced sales trending well ahead of this time last year, and our new PEANUTS-themed celebration at Knott’s Berry Farm has opened to rave reviews. We remain confident in our business model and expect to maintain our average 4% growth trajectory well into the future, similar to the growth we have achieved over the past six years. In doing so, we remain committed to a steady 4% increase in our annual distribution rate going forward, making FUN an attractive investment for many years to come.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Full-Year and Fourth-Quarter 2017 Results
February 14, 2018

Conference Call
The Company will host a conference call with analysts today, February 14, 2018, at 10:00 a.m. Eastern Time, which will be webcast live in “listen only” mode via the Cedar Fair website http://ir.cedarfair.com under the Investors tab. It will also be available for replay starting at approximately 1:00 p.m. ET, Wednesday, February 14, 2018, until 11:59 p.m. ET, Wednesday, February 28, 2018. In order to access the replay of the earnings call, please dial 1-844-512-2921 followed by the access code 1871888.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: “FUN”), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks, two outdoor water parks, one indoor water park and four hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior releases are available online at http://ir.cedarfair.com
###

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Full-Year and Fourth-Quarter 2017 Results
February 14, 2018

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Twelve months ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
Net revenues:
Admissions	$135,337	$111,242	$734,060	$716,189
Food, merchandise and games	65,957	53,641	422,469	407,673
Accommodations, extra-charge products and other	26,868	27,083	165,438	164,859
	228,162	191,966	1,321,967	1,288,721
Costs and expenses:
Cost of food, merchandise and games revenues	18,435	13,748	110,811	106,608
Operating expenses	110,723	97,460	558,102	538,881
Selling, general and administrative	42,628	39,748	193,770	181,830
Depreciation and amortization	26,985	13,701	153,222	131,876
Loss on impairment / retirement of fixed assets, net	9,671	7,205	12,728	12,587
Gain on sale of investment	—	—	(1,877)	—
	208,442	171,862	1,026,756	971,782
Operating income	19,720	20,104	295,211	316,939
Interest expense	23,131	21,994	85,603	83,863
Net effect of swaps	(3,762)	(10,099)	(45)	(1,197)
Loss on early debt extinguishment	6	—	23,121	—
(Gain) loss on foreign currency	5,961	9,019	(29,086)	(14,656)
Other income	(506)	(93)	(970)	(177)
Income (loss) before taxes	(5,110)	(717)	216,588	249,106
Provision (benefit) for taxes	(62,657)	6,079	1,112	71,418
Net income (loss)	57,547	(6,796)	215,476	177,688
Net income (loss) allocated to general partner	1	—	2	2
Net income (loss) allocated to limited partners	$57,546	$(6,796)	$215,474	$177,686

Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	56,079	55,955	56,061	55,933
Net income (loss) per limited partner unit	$1.03	$(0.12)	$3.84	$3.18
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	56,830	55,955	56,800	56,562
Net income (loss) per limited partner unit	$1.01	$(0.12)	$3.79	$3.14

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita amounts)

	Three months ended		Twelve months ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
Attendance (1)	4,430	3,632	25,723	25,104
In-park per capita spending	$47.59	$47.39	$47.30	$46.90
Out-of-park revenues	$23,598	$24,278	$143,763	$146,137

(1)
On a same-park basis (excluding a non-core, stand-alone water park that was closed in September 2016), attendance totaled 24.9 million visits for the twelve months ended December 31, 2016. Attendance for the three months ended December 31, 2016 did not differ on a same-park basis.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Full-Year and Fourth-Quarter 2017 Results
February 14, 2018

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	12/31/2017	12/31/2016
Cash and cash equivalents	$166,245	$122,716
Total assets	$2,064,159	$1,973,181
Long-term debt, including current maturities:
Term debt	$723,788	$597,003
Notes	936,727	939,983
	$1,660,515	$1,536,986
Total partners' equity	$82,946	$60,519

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended		Twelve months ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
Net income	$57,547	$(6,796)	$215,476	$177,688
Interest expense	23,131	21,994	85,603	83,863
Interest income	(456)	(93)	(855)	(177)
Provision (benefit) for taxes	(62,657)	6,079	1,112	71,418
Depreciation and amortization	26,985	13,701	153,222	131,876
EBITDA	44,550	34,885	454,558	464,668
Loss on early debt extinguishment	6	—	23,121	—
Net effect of swaps	(3,762)	(10,099)	(45)	(1,197)
Non-cash foreign currency (gain) loss	5,944	9,190	(29,041)	(14,345)
Non-cash equity compensation expense	4,061	11,587	13,789	18,496
Loss on impairment/retirement of fixed assets, net	9,671	7,205	12,728	12,587
Gain on sale of other assets	—	—	(1,877)	—
Employment practice litigation costs	171	—	4,867	—
Other (1)	480	698	877	1,039
Adjusted EBITDA (2)	$61,121	$53,466	$478,977	$481,248

(1)
Consists of certain costs as defined in the Company's 2017 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses, costs associated with certain ride abandonment or relocation expenses, and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2017 Credit Agreement and the 2013 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided in the discussion of results of operations that follows as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233